Exhibit 10.9

September 14, 2011

Eric Gordon

10365 S. Oakcrest Lane

Olathe, Kansas 66061

Dear Eric,

Congratulations! On behalf of Michaels Stores Inc., I am pleased to confirm your offer for the position of Senior Vice President-Chief Information Officer reporting to Chuck Sonsteby with the effective date of September 26, 2011. Pursuant to the successful completion of your background investigation, the following confirms the details of our offer:

Base Salary

Effective your first day of employment, your bi-weekly salary will be $11,538.47 ($300,000.22 annualized).  Your salary increases will be consistent with our policy of advancement on an individual merit basis and will be prorated in accordance with your start date and company guidelines.  Members of our corporate staff typically receive their annual performance appraisal in April, based upon their results during the prior fiscal year.  Given the timing of your start date, your first formal appraisal and any prorated merit increase is expected to occur in April of 2012.

Bonus

You will be eligible to participate in our Senior Vice President Bonus Plan in Fiscal Year 2011, which is based upon your results regarding established bonus criteria associated with the bonus plan for your position.  In this plan you have the potential to earn a max bonus payout up to 80% of your eligible base salary.  Of the 80% (max) potential, 40% (target) is for attaining plan results, and an additional 40% is allocated for attaining results above the plan.  Bonus payments normally occur in April of each year and will be prorated in accordance with your actual time in the position and are scaled according to the year end level of performance achieved, in accordance with your Bonus Plan.

Long Term Incentive Plan and Co-Investment Opportunity

As a Senior Vice President, you will be eligible to participate in the 2006 Equity Incentive Plan at the Senior Vice President level.   We will send you under separate cover a Compensation Illustration which describes the proposed Senior Vice President stock option grant level and the equity potential of such option grant. This illustration is not and shall not be considered to be an offer of securities.

Benefits

•      You and your family will be eligible to participate in our comprehensive executive medical, dental and vision plans.  Your coverage will begin on your first day of employment, after completing our enrollment process.   Additionally, after 90 days, you will receive at no cost $50,000 of Basic Life Insurance and Accidental Death and Dismemberment coverage.  You may also purchase group supplemental life insurance for yourself, your spouse and any dependents and participate in our flexible spending accounts.

•      You will also be enrolled, at no cost to you, in our Executive Short Term Disability Plan and Executive Long Term Disability Coverage on your first day of active employment.

•      You and your spouse are also eligible for an annual Executive Physical at the Cooper Clinic.

•      After you have completed six months of active service, you will be eligible to participate in our 401(k) Plan.  This plan offers you a 50% match on the first 6% of your earnings, per pay periods, that you contribute to the Plan, a variety of investment options, and the flexibility to perform daily fund transfers.  During calendar year 2011, the IRS allows you to contribute a maximum of $16,500 pre-tax dollars to the Plan; however, you may be limited to a lesser amount due to the IRC discrimination testing results each year. The Highly Compensated Employee (HCE) 401(k) contribution limit for 2011 is 2%. You may rollover any distribution from a prior employer’s qualified retirement plan immediately without waiting six months.

•      Through our Executive Life and Savings Program, you will be covered for $1,000,000 of company paid Group Variable Universal Life Insurance upon starting work for Michaels Stores.  This coverage also provides a tax-advantaged opportunity for savings.

•      You will be eligible to receive three (3) weeks of paid vacation in your first year of employment, following your 90th day of employment.  Within your first 90 days of employment, you will have 2 vacation days available for your use.  Additional vacation time will be earned in accordance with company policy.

•      Sick days and personal days will be earned in accordance with company policy.

•      With certain restrictions, you will be entitled to receive a 25% discount on merchandise purchased in our Michaels and Aaron Brothers stores.

Relocation

•      You will be provided $20,000 net to cover all of your living expenses, any miscellaneous relocation expenses, and temporary housing expenses beyond the first 120-day period provided by the Company.  This sum is considered income and must be taxed as personal income.

•      During your interim living period, Michaels will pay for up to (12) trips for home visits and/or house hunting trips in the Dallas-Fort Worth area.

•      You will be provided up to 120 days of corporate housing in the Dallas-Fort Worth area during the period of time before you have relocated your household to a local residence.

•      Michaels will cover reasonable and customary closing costs (excluding discount points, hazard insurance, deposits and other prepaid expenses) associated with the sale of your existing primary residence in Olathe, Kansas and the purchase of a new residence in the Dallas-Fort Worth area.

•      You will be reimbursed for duplicate mortgage payments, excluding insurance, taxes, and utilities, up to $12,000 net.

•      Michaels will arrange for and cover the costs of packing and transporting your household goods.

•      Michaels will cover the costs of transporting (2) personal vehicles.

•      Contact Corporate Relocation at 972.409.1505 to initiate your move.  Corporate Relocation will make a copy of the Relocation policy available to you.  All taxable relocation benefits will be grossed up in accordance with the Relocation policy.

•      Please note an associate who voluntarily leaves the company or is terminated for gross misconduct within 12 months from the date of the last relocation payment on his/her behalf, will be required to reimburse the company for all related payments.

Confidentiality and At Will

•      During your employment with Michaels you will receive confidential, proprietary and trade secret information.  Michaels has a vital interest in maintaining its confidential information.  Accordingly, we will rely upon you to protect the confidentiality such information obtained during your employment.

•      This is an at-will employment relationship, and either you or Michaels may terminate the relationship for any reason, with or without cause, and with or without notice.

•      All intellectual property developed by you at any time during your employment with the Company or its affiliates will remain the property of the Company.

On your first day of employment you need to bring forms of identification with you that you may choose from the attached list of “acceptable documents”.

Eric, it goes without saying that we look forward to having you join the Michaels team and look forward to receiving your positive response to this offer.  If you have any questions, please contact me at 972-409-5200.

Sincerely,

/s/ Shawn Hearn

Shawn Hearn
Senior Vice President — Human Resources

Attachments

cc	Chuck Sonsteby
Susann Fortney

RESPONSE TO OFFER FORM

Please indicate your acceptance and return this signed document to Ashtyn Williams fax number (972) 409-1772 and US mail the original to:

Michaels, 8000 Bent Branch Drive, Irving, TX 75063 Attention:  Ashtyn Williams

I, Eric C. Gordon accept the offer extended to me by Michaels under the terms outlined in this letter.

/s/ Eric C. Gordon	09/14/2011
(SIGNATURE)	(DATE)

Please retain a copy of this document for your records.

Payment of compensation or benefits (other than base pay) is subject to the eligibility provisions, individual benefit elections and other terms of the plans as they apply.  For clarification or details concerning any of the plans, refer to the Plan document.  In the event of a conflict between this document and the Plan document, the Plan document will control, since this is an offer letter and is only considered a summary of Plan Features.  Michaels Stores Inc. reserves the right to change or cancel any plan details outlined in this offer letter for any reason in accordance with federal, state or local laws.

Lists of Acceptable Documents

All documents must be unexpired

On your first day of employment, you need to bring either one document from List A OR one document from List B AND one document from List C.

List A	OR	List B	AND	List C

•      U.S. Passport or U.S. Passport Card

•      Permanent Resident Card or Alien Registration Receipt Card (Form I-551)

•      Foreign passport that contains a temporary I-551 stamp or a temporary I-551 printed notation on a machine-readable immigrant visa

•      Employment Authorization Document that contains a photograph (Form I-766)

•      In the case of a nonimmigrant alien authorized to work for a specific employer incident to status, a foreign passport with Form I-94 or Form I-94A bearing the same name as the passport and containing an endorsement of the alien’s nonimmigrant status, as long as the period of endorsement has not yet expired and the proposed employment is not in conflict with any restrictions or limitation identified on the form.

•      Passport from the Federated States of Micronesia (FSM) or the Republic of the Marshall Islands (RMI) with Form I-94 or Form I-94A indicating nonimmirgrant admission under the Compact of Free Association Between the United States and the FSM or RMI.

•      Driver’s license or ID card issued by a State or outlying possession of the United States provided it contains a photograph or information such as name, date of birth, gender, height, eye color & address

•      ID card issued by federal, state or local government agencies or entities, provided it contains a photograph or information such as name, date of birth, gender, height, eye color & address

•      School ID card with a photograph

•      Voter’s registration card

•      U.S. Military card or draft record

•      Military dependent’s ID card

•      U.S. Coast Guard Merchant Mariner Card

•      Native American tribal document

•      Driver’s license issued by a Canadian government authority

For persons under age 18 who are unable to present a document listed above:

•      School record or report card

•      Clinic, doctor or hospital record

•      Day-care or nursery school record

•      Social Security Account Number card other than one that specifies on the face that the issuance of the card does not authorize employment in the United States

•      Certification of Birth Abroad issued by the Department of State (Form PS-545)

•      Certification of Report of Birth issued by the Department of State (Form DS-1350(

•      Original or certified copy of a birth certificate issued by a state, county, municipal authority or territory of the United States bearing an official seal

•      Native American tribal document

•      U.S. Citizen ID Card (Form I-197)

•      Identification Card for use of Resident Citizen in the United States (Form I-179)

•      Employment authorization document issued by the Department of Homeland Security